Exhibit 99.2

April 9, 2003 Press Release

AMERICAN RESIDENTIAL INCREASES FIRST QUARTER EARNINGS GUIDANCE
—Q1 Mortgage Fundings Set New AmNet Record—

San Diego, CA, April 9, 2002 — American Residential Investment Trust, Inc. (AMEX: INV) announced today that its earnings for the quarter ended March 31, 2003 are expected to surpass previous guidance. Based on a preliminary review of quarterly data, the Company now expects its first quarter net income to between $5.2 million and $5.6 million, or between $0.65 and $0.70 per diluted share. The effective combined federal and state income tax rate for the Company is expected to be approximately 25% for 2003. The Company previously estimated that net income for the three months ended March 31, 2003 would be between $3.6 million and $4.8 million, or between $0.45 and $0.60 per diluted share.

The Company recently reported that its mortgage banking subsidiary, American Mortgage Network (AmNet), originated a record $863 million in home mortgages in March, bringing total loan funding volume for the first quarter to $2.1 billion. AmNet had expected to fund mortgages in the range of $1.5 billion to $1.9 billion for the quarter. March loan production was 40% higher than February, with an increase in average daily fundings of 26%.  New loan applications were $86 million per workday in March, a 24% increase from February 2003. The Company also recently announced a $250 million increase in its Countrywide Warehouse Lending credit facility, expanding its total warehouse borrowing capacity to $960 million.

Commenting on guidance for the first quarter, John M. Robbins, Jr., Chief Executive Officer, said, “The increase in consolidated earnings for the quarter was driven by higher volumes and better than expected gross margins.  Refinancing activity is strong and the housing market remains robust, driven not only by low interest rates but also by the fundamental belief in the intrinsic value of home ownership.”

The Company noted that its unrestricted cash and cash equivalents balance was approximately $23.1 million at March 31, 2003, as compared to approximately $13.6 million at December 31, 2002.  The cash and cash equivalents balance totaled approximately $2.91 per share at March 31, 2003.  Based on updated guidance for the first quarter, the Company’s book value per share is expected to be between $8.14 and $8.19 as of March 31, 2003.

The Company plans to report first quarter financial results in late April or early May, at which time it will update guidance for the full year 2003.

About American Mortgage Network

Headquartered in San Diego, California, American Mortgage Network is a wholly owned subsidiary of American Residential Investment Trust, Inc. AmNet originates loans for the national mortgage broker community through its network of regional centers and over the Internet. AmNet has regional centers in Ontario, California; Sacramento, California; San Diego, California; Denver, Colorado; New Haven, Connecticut; Atlanta, Georgia; Minneapolis, Minnesota; Cherry Hill, New Jersey; Portland, Oregon and Richmond, Virginia as well as offices in Orange County, California; Tampa, Florida; and Seattle, Washington.  For more information, please visit www.amnetmortgage.com.

About American Residential Investment Trust

American Residential Investment Trust, Inc. is the parent company of American Mortgage Network.  The Company recently terminated its status as a mortgage REIT. For more information, please visit www.amerreit.com.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of federal securities laws.  Forward-looking statements include statements regarding the Company’s expected net earnings and earnings per share for the quarter ended March 31, 2003, the effective combined federal and state income tax rate for the corporation for 2003, the Company’s expected book value per share for the quarter ended March 31, 2003, the anticipated timing of reporting first quarter 2003 financial results and the anticipated timing of the Company updating guidance for 2003. Actual results and the timing of certain events could differ materially from those projected in or contemplated by these forward-looking statements due to a number of factors, including but not limited to: uncertainty as to the percentage of the pipeline that will result in mortgage loan fundings; fluctuation in the margins, net of hedging, of loans in the Company’s pipeline; the predictability of the Company’s expenses; the future correlation of volatility in forward mortgage sale instruments to the Company’s loan lock commitments; general economic conditions; interest rate volatility and the level of interest rates generally; the availability of financing for the origination of mortgage loans; the impact of leverage; the Company’s liquidity position; the reliability of forecasting assumptions, including the anticipated earnings and net operating loss carry forwards for AmNet, used to estimate the expected effective combined federal and state income tax rate for 2003; the overall demand for mortgage loans and other risk factors outlined in American Residential Investment Trust’s SEC reports.

INVESTOR AND ANALYST

MEDIA RELATIONS

RELATIONS CONTACTS

CONTACT

Judith Berry

Corinne Forti

Executive Vice President and Chief Financial Officer	President
American Residential Investment Trust, Inc.	Forti Communications Inc.
(858) 909-1230	(805) 498-0113
jberry@amnetmortgage.com	forticomm@aol.com

Clay Strittmatter
Senior Vice President, Finance
American Residential Investment Trust, Inc.
(858) 909-1340
cstrittmatter@amnetmortgage.com